Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES KEY LEADERSHIP CHANGES

Austen Helfrich named permanent Executive Vice President and Chief Financial Officer

Andrew Loope will succeed John Bryant as Executive Vice President and General Counsel; Bryant to remain as Senior Vice President

NASHVILLE, Tennessee, December 9, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced key leadership changes. Austen Helfrich, who has served as Interim Chief Financial Officer since October 1, 2024, has been formally appointed as the Company’s permanent Executive Vice President and Chief Financial Officer, effective immediately. As part of a planned transition, Andrew Loope, Senior Vice President, Corporate Counsel and Secretary, will be promoted to Executive Vice President, General Counsel, and Secretary, succeeding John Bryant, effective January 1, 2025. Mr. Bryant will continue to serve as Executive Vice President and General Counsel through December 31, 2024, and will then remain with the Company in the role of Senior Vice President, Legal Affairs.

“Healthcare Realty is fortunate to have someone of Austen’s talent and caliber ready to take on the role of permanent CFO. Since first joining Healthcare Realty in 2019, he has been instrumental in the formation and expansion of the Company’s joint venture program, including partnerships with Nuveen, CBRE Investment Management and KKR. His significant financial acumen and industry experience will be invaluable to the Company as we continue to drive long-term shareholder value,” said Constance “Connie” Moore, interim President and CEO.

Moore continued, “Andrew Loope has been a trusted advisor to the Company since joining our legal department from the Waller Lansden (now Holland & Knight) law firm in 2008. John Bryant has dedicated more than 20 years of his professional career to Healthcare Realty. We are grateful for his many meaningful contributions as General Counsel and look forward to working closely with him and Andrew as they continue leading our legal team.”

Ferguson Partners assisted the Board of Directors in the CFO search process.

ABOUT HEALTHCARE REALTY TRUST

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 675 properties totaling approximately 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

Media Contacts:
Charlie Koons / Craig Singer
Brunswick Group
P; 212.333.3810

Exhibit 99.1

Investor Contact:
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290

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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.